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EXHIBIT 10.3

                                  PRESS RELEASE
                         TECHNOLOGY VISIONS GROUP, INC.
           910 WEST SAN MARCOS BLVD., SUITE 102 O SAN MARCOS, CA 92078
                    TEL. (760) 752-8654 O FAX. (760) 752-1392

FOR IMMEDIATE RELEASE
DATE:             November 23, 2004
CONTACT:          James B. Lahey (760) 752-8654

                       TECHNOLOGY VISIONS GROUP ANNOUNCES
                  DEFINITIVE MERGER AGREEMENT WITH SUTURA, INC.

San Marcos, CA. November 23, 2004 - Technology Visions Group (OTC BB: TVGR) announced today that it has entered into a definitive merger agreement with Sutura, Inc., a privately-held high tech developer and marketer of innovative medical device products headquartered in Fountain Valley, California.

Commenting on the proposed merger, James A. Giansiracusa, Chief Operating Officer, said, "Technology Visions Group has signed a definitive merger agreement with Sutura, Inc., which we believe will represent an opportunity for our shareholders to participate in not only our future opportunities but also in Sutura's growth in the medical device industry. Sutura has developed an exciting and innovative product line which has already received FDA clearance and we look forward to combining our strengths and resources to create a successful company."

Sutura, Inc. (www.suturaus.com) is a medical device company with a product line of a specially designed modern minimally invasive vessel closure device to suture the puncture created in the femoral artery during catheter-based procedures in the fields of cardiology and radiology. The company possesses a 20,000 square foot full production phase facility that is ISO 9001 certified in addition to operating its own clean rooms.

Giansiracusa continued, "We are impressed with Sutura's management team, their corporate philosophy, technical expertise and strategy for future growth in an expanding medical device market. Having recently conducted extensive due diligence, we are excited about the opportunities of merging with a pioneering and forward thinking company in the medical device field. TVG will also be represented on Sutura's Board of Directors. "

Technology Visions Group, Inc.( www.tvgi.net ) is an intellectual property holding company that identifies, develops and acquires new and innovative technologies and devises applications for commercialization through licensing or joint ventures. TVG products are designed for use in the environmental industry and have undergone extensive testing by a national laboratory and industry leaders. One of their products, GMENT, has been chosen out of six candidate materials for potential use at a major DOE site. GMENT is a trademark of Advanced Grout Systems, Ltd.

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This press release contains statements that constitute forward-looking statements. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements. Factors that may cause or contribute to such differences include, among other things, the ability to successfully combine the two companies, changes in business conditions and the economy in general, changes in governmental regulations, unforeseen litigation and other risk factors identified. The company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this press release.